Carla Baca
Associate Vice President, Investor Relations
P:615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES THIRD QUARTER DIVIDEND
NASHVILLE, Tennessee, November 3, 2020 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended September 30, 2020. This dividend, in the amount of $0.30 per share, is payable on December 1, 2020 to stockholders of record on November 16, 2020.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of June 30, 2020, the Company owned 210 real estate properties in 24 states totaling 15.5 million square feet and was valued at approximately $5.5 billion. The Company provided leasing and property management services to 12.0 million square feet nationwide.
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors,” in the Company's Quarterly Reports on Form 10-Q filed with the SEC for the quarter ended March 31, 2020, June 30, 2020, and other risks described from time to time thereafter in the Company's SEC filings. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.